Exhibit 12.1

CERTIFICATIONS PURSUANT TO SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

I, Robert V. Longe, certify that:

1.	I have reviewed this report on Form 20-F of Kimber Resources Inc. (the "Company");

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

Date: May 12, 2005

By: "/s/ R. V. Longe"
Robert V. Longe, President and Chief Executive Officer